Exhibit 23.1

KPMG Audit Plc

The Board of Directors

Diageo plc:

We consent to the incorporation by reference in the registration statements listed below of Diageo plc of our report dated 30 July 2013, except as to Notes 2, 3(d), 10(b) and 10(d), which are as of 16 March 2015, with respect to the consolidated balance sheet of Diageo plc as of 30 June 2013, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows for each of the years in the two-year period ended 30 June 2013, which report appears in this Report on Form 6-K of Diageo plc dated 16 March 2015.

Registration statements on Form F-3 (File No. 333-110804, 333-132732, 333-153488 and 333-179426)

Registration statements on Form S-8 (File Nos. 333-169934, 333-162490, 333-153481, 333-154338 and 333-182315)

/s/ KPMG Audit Plc
KPMG Audit Plc
London, England
16 March 2015